UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
September 28, 2021

National Instruments Corporation
(Exact Name of Registrant as Specified in Its Charter)

000-25426
(Commission File Number)

Delaware	74-1871327
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2021, National Instruments Corporation (“NI” or the “Company”) entered into an employment agreement (the “Employment Agreement”) with Scott A. Rust, NI’s current Senior Vice President, Global Research & Development, to employ Mr. Rust as the Company’s Executive Vice President, Platform & Product, effective as of October 1, 2021 (the “Effective Date”).  The Compensation Committee of the Board (the “Compensation Committee”) approved the terms of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Rust will receive an annual base salary of $425,000 (the “Base Salary”). Mr. Rust will be eligible to participate in the Company Executive Incentive Program (the “EIP”) with an annual target of One Hundred percent (100%) of Base Salary and provided that such annual target shall be prorated from October 1, 2021 for the 2021 performance year, with performance goals commensurate with Mr. Rust’s position, as specified by the Compensation Committee from time to time, as may be applicable.  To the extent Mr. Rust becomes eligible for any future equity awards, such grant would be subject to any required Compensation Committee approval and subject to the relevant equity documents as then in effect at the Company and to Mr. Rust’s continued employment through the award grant date.

In the event Mr. Rust’s employment is terminated either by NI without Cause or Mr. Rust resigns for Good Reason (as such terms are defined in the Employment Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Employment Agreement, Mr. Rust will be entitled to receive (i) continuing severance pay at a rate equal to one hundred percent (100%) of the Mr. Rust’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, paid in accordance with the Company’s normal payroll practices; (ii) to the extent not already earned and accrued, a lump sum equivalent to one hundred percent (100%) of his EIP bonus as in effect at the time of the applicable termination or resignation, less applicable withholding, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company (for avoidance of doubt in no case would Mr. Rust be entitled to more than one EIP bonus payment under the terms of this provision); (iii) accelerated vesting of Mr. Rust’s outstanding Company service-based restricted stock units that would have vested had Mr. Rust remained employed by the Company for twelve (12) months following the termination date, and subject to any required approval by the Compensation Committee, such approval not to be unreasonably withheld; and (iv) provided he timely elects healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Company reimbursement of Mr. Rust for, or direct payment of, his COBRA premiums (at the coverage level in effect immediately prior to his termination) until the earlier of twelve (12) months following the termination date or the date Mr. Rust becomes covered under similar plans.  If the Company determines, in its sole discretion, that it cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law, the Company will instead provide a taxable monthly payment of an equivalent amount, which will be made regardless of whether Mr. Rust elects COBRA and continue until the earlier of twelve (12) months following termination or the date Mr. Rust becomes covered under similar plans.

Notwithstanding any contrary provision in the preceding paragraph, if a termination described in the Employment Agreement occurs within the period beginning three months prior to a Change in Control (as such term is defined in the Employment Agreement) and ending twelve (12) months following a Change in Control, then Mr. Rust will be entitled to receive the same severance described in the preceding paragraph except the severance amount set forth in (i) above will be paid in a lump-sum on the sixtieth (60th) day following the termination date.  For avoidance of doubt, Mr. Rust’s equity awards will remain subject to the Change in Control vesting or other treatment as provided for pursuant to the terms of the Company’s equity plan and his equity award agreements, as applicable, notwithstanding his eligibility to receive vesting acceleration set forth in (iii) above.

The Employment Agreement supercedes all prior employment agreements between Mr. Rust and the Company, including, but not limited to, the RSU Vesting Acceleration Agreement, between Mr. Rust and the Company, effective as of February 26, 2016.

The foregoing description of the material terms of the Employment Agreement is only a summary and is qualified in its entirety by the terms of the Employment Agreement, a copy of which will be filed with NI’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ R. Eddie Dixon, Jr.
Name: R. Eddie Dixon, Jr. Title: Chief Legal Officer , Senior Vice President & Secretary

Date:  September 30, 2021